EXHIBIT 99.1

WINLAND ELECTRONICS, INC. PROMOTES
KERMES TO EXECUTIVE VICE PRESIDENT

CONTACT:	Thomas J. de Petra	Tony Carideo
	President, Chief Executive Officer	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2880
http://www.winland.com/

MANKATO, Minn. (January 8, 2009) - Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced Glenn A. Kermes, Winland’s chief financial officer, has been promoted to executive vice president and CFO, effective immediately.

Kermes joined Winland as chief financial officer in October, 2006. Prior to that, he was vice president and CFO at Ross Manufacturing, a global manufacturer of frozen dessert equipment.  He was also North American controller for the Kendro division of SPX Corporation, a $6.0 billion, publicly-traded, consumer goods company, and worldwide operations controller for the Irwin Hand Tools Division of Newell Rubbermaid, a $6.6 billion, publicly-traded, consumer goods company.

"Glenn’s contributions have been vital to the transformational process Winland launched more than a year ago,” said Tom de Petra, president and chief executive officer of Winland Electronics. “His experience as an executive at some of the world’s most admired multi-national corporations has been invaluable in helping us introduce and execute a variety of new policies and processes that have helped our company operate more efficiently and profitably.  Glenn is highly respected by our board and leadership team and is expected to make great contributions in the future.”

Mr. Kermes has an MBA from Clemson University and an undergraduate degree from the University of Minnesota.  He has also passed the CPA and CMA examinations.

About Winland Electronics
Winland Electronics, Inc. is a manufacturer providing a variety of products to customers within the trucking, electronic testing, medical, critical environment monitoring and bedding markets primarily in North America. The Company operates in two business segments: Electronic Manufacturing Services (EMS) and Proprietary Products.  EMS provides complete product realization services to OEM customers by providing value-added services which include product concept studies, product design, printed circuit board design, design for manufacturing, higher level assembly and box build, and legacy support. Proprietary Products develops and markets an established family of environmental security products that can monitor critical environments. The Company’s environmental security products include simple and sophisticated microprocessor and mechanically controlled sensors and alarms that monitor and detect critical environmental changes, such as changes in temperature or humidity, water leakage and power failures. Winland Electronics, Inc. is based in Mankato, Minnesota. www.winland.com